Exhibit 99.2

FIRST AMENDMENT

TO THE

STONERIDGE, INC.

AMENDED DIRECTORS’ RESTRICTED SHARES PLAN

This First Amendment to the Stoneridge, Inc. Amended Directors’ Restricted Shares Plan (the “Amendment”), is made as of February 5, 2013 by the Board of Directors (the “Board”) of Stoneridge, Inc., an Ohio corporation (the “Company”). The Amendment will be effective for all Awards granted under the Stoneridge, Inc. Amended Directors’ Restricted Shares Plan (the “Directors’ Plan”), only after the effective date of this Amendment as described herein.

WHEREAS, the current Directors’ Plan, as previously approved by the Company and the Company’s shareholders, authorizes the issuance of 500,000 Company Common Shares under the Directors’ Plan;

WHEREAS, it is the desire of the Company to amend the Directors’ Plan, effective as of the date on which the Company’s shareholders approve this Amendment, to increase the maximum number of Common Shares that may be issued and available for grants of Restricted Shares under the Directors’ Plan;

WHEREAS, the Board approved the Amendment on February 5, 2013, subject to approval by the Company’s shareholders;

NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Company’s shareholders, the Directors’ Plan is amended as follows:

1.	Amendment to Section 4 of the Directors’ Plan.

Section 4 of the Directors’ Plan is hereby amended and restated in its entirety as follows:

“The maximum aggregate number of Common Shares that may be issued under the Plan as Restricted Shares shall be 700,000 Common Shares, without par value. The shares that may be issued under the Plan may be authorized but unissued shares or issued shares reacquired by the Company and held as Treasury Shares. In the event of a reorganization, recapitalization, share split, share dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Company will make such adjustments as it deems appropriate in the number and kind of Common Shares reserved for issuance under the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all Restricted Shares that were granted hereunder and that are outstanding on the date of such event shall immediately vest and no longer be subject to forfeiture on the date of such event.”

2.	Amendment to Section 16 of the Directors’ Plan.

Section 16 of the Directors’ Plan is hereby amended and restated in its entirety as follows:

“16. Effective Date.

The Plan, as amended (changing the number of Common Shares that may be issued under the Plan in Section 4 from 500,000 to 700,000) shall become effective on the day it is approved by the Company’s shareholders.”

3.	Miscellaneous.

(a)	Except as amended by this Amendment, the Directors’ Plan shall remain in full force and effect.

(b)	Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the Directors’ Plan.

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